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                                                                    EXHIBIT 23.1




                         Independent Auditors' Consent



The Board of Directors
Imperial Bancorp:

We consent to incorporation by reference in the registration statement
(No. 2-75352), (No. 2-61660), (No. 2-98462) and (No. 2-75353) on Forms S-8
and S-16 of Imperial Bancorp of our report dated January 25, 2000, relating to the consolidated balance sheet of Imperial Bancorp and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Imperial Bancorp.

                                   KPMG LLP

March 27, 2000